Exhibit 10.109

HORIZON GROUP PROPERTIES, INC.
Condensed Consolidated Balance Sheet
(unaudited)

May 31, 2003
ASSETS
Real estate – at cost:
Land	$8,591
Buildings and improvements	84,358
Less accumulated depreciation	(14,216)
Total net real estate	78,733

Cash and cash equivalents	561
Restricted cash	3,842
Tenant accounts receivable, net	3,807
Real estate – discontinued operations	15,247
Deferred costs (net of accumulated amortization)	2,127
Other assets	2,190
Total assets	$106,507

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Mortgages and other debt	$92,924
Accrued interest	5,223
Accounts payable and other accrued expenses	2,126
Prepaid rents and other tenant liabilities	875
Other liabilities	1,046
Total liabilities	102,194

Minority interests	1,658

Shareholders’ equity:
Common shares ($.01 par value, 50,000 shares authorized, 2,870 issued and outstanding)	29
Additional paid-in capital	17,552
Accumulated deficit	(14,926)
Total shareholders’ equity	2,655
Total liabilities and shareholders’ equity	$106,507

Note - The condensed consolidated balance sheet includes the accounts of the Company’s subsidiary, Horizon Group Properties, L.P., and other wholly owned subsidiaries and is prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, it does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements, and, therefore, should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2003 and the Company’s Current Reports on Form 8-K filed since January 1, 2003.